Exhibit 10.1

July 14, 2006

Mr. Stuart F. Fleischer

4 Midfarm Road

Rockville Centre, NY 11570

Dear Stuart:

On behalf of Q.E.P. Co., Inc. (the “Company”), it is my pleasure to extend to you this offer of employment. You shall serve and have the title as Chief Financial Officer of the Company. You agree to serve the Company diligently and faithfully, to perform all duties to the best of your ability, be present at the Company’s headquarters during working hours consistent with other members of senior management, and to devote your full business time and best efforts to the conduct of the Company’s business in accordance with Company policy. You shall perform such duties as reasonably directed by the Company’s Chief Executive Officer, consistent with the bylaws of the Company and as reasonably required by the Company’s Board of Directors.

Your date of hire will be August 1, 2006. Your base salary, which shall be paid in accordance with the Company’s payroll practices, shall be at an annual rate of $300,000. Your base salary may be increased from time to time, by the Company’s Board of Directors in its sole and absolute discretion. You shall be eligible to receive an annual bonus at the discretion of the Company’s Board of Directors, up to a maximum of 40% of your current base salary, provided that your bonus shall be not less than $45,000 (on a non-prorated basis) for the fiscal year ending February 28, 2007, subject to your continued employment as of the end of the fiscal year.

Subject to the approval of the Board of Directors, upon your execution of this letter agreement you will be granted an option to purchase 50,000 shares of Company common stock at the fair market value on the grant date. Such options will vest in three equal installments on the first, second and third anniversary dates of your of employment, and will expire after 10 years.

You shall be eligible to participate in any Company employment retirement, benefit and/or 401(k) plan, including without limitation Company health care benefits, consistent with the Company’s policy as it applies to senior management, and you and your family will be exempt from any delay periods required for eligibility, unless such exemption creates a violation of the plan. The Company agrees, however, to pay any costs you incur for COBRA coverage until such date as you are eligible to participate in the Company’s healthcare plan. You will be eligible for four weeks of paid vacation annually, in addition to the Company’s standard paid holidays. Your vacation time for the 2007 and 2008 fiscal years will accrue pro rata on a monthly basis. You will not be able to rollover any used vacation time from one year to another. Nor will you receive payment in cash for any annual unused vacation time, except in the event of termination of your employment by the Company (other than for Cause), in which case you will receive payment for accrued unused vacation time for the current year. The Company will provide you an automobile allowance of $750 per month, and you are eligible for an allowance of up to $2,000 per year to pay for professional association and membership dues and fees, and subscriptions to professional publications. You shall be issued a company credit card for payment of normal and customary business expenses that you may incur in the course of your employment on behalf of the Company. Additionally, you shall be named as an additional insured under the Company’s directors and officers’ insurance policy.

You agree to relocate from New York to South Florida on or before September 1, 2007. During the period before your permanent relocation, the Company will reimburse you for reasonable and documented expenses in accordance with Company policy in connection with your relocation to South Florida (other than moving expenses), including housing during your visits before your permanent relocation. In addition, you shall be entitled to a reimbursement for reasonable and documented moving costs and expenses for you and your family (not including more than one car or any boats). Such reimbursement amount shall be based on your hiring the moving company that provides the best of three estimates in accordance with Company policy. Upon permanent relocation of you and your family to South Florida within a reasonable distance of the Company’s headquarters, you will receive an additional payment equal to one month’s compensation of your current base salary.

The Company may terminate your employment for any reason upon at least thirty days prior written notice to you, such termination to be effective on the date specified in the notice, provided that such date is no earlier than thirty days from the date of delivery of the notice. Likewise, you may terminate your employment with the Company for any reason upon at least thirty days prior written notice to the Company, such termination to be effective on the date thirty days following the date of the notice. Notwithstanding anything herein to the contrary, the Company may terminate you immediately at any time for Cause. For purposes of this letter agreement, Cause shall mean:

(a) willful malfeasance; (b) your fraud, misappropriation or embezzlement; (c) your engaging in gross misconduct that is injurious to the Company including, without limitation, any act of sexual harassment; (d) an act or acts of dishonesty on your part which are intended to result in personal enrichment at the expense of the Company; or (e) your conviction or a pleading of guilty or nolo-contendre with respect to the commission of any felony or a crime of moral turpitude.

In the event your employment is terminated by the Company without Cause or by you for Good Reason, you shall receive six months compensation based on your current base salary. In the event your employment is terminated by the Company for Cause, all of your unvested stock options shall expire immediately upon the earlier of the occurrence of such event or the last day of your employment. For the purposes of this letter agreement “Good Reason” shall mean (i) the Company’s material failure to perform its duties pursuant to this letter agreement, (ii) any material diminishment in your duties and responsibilities, working facilities, or compensation, or (iii) your location of employment is moved more than fifty miles from where the Company’s headquarters is located on the date of this letter agreement, provided that such termination takes place within ninety days after receipt by you of written notice of such relocation, and provided that in each instance giving rise to termination pursuant to this paragraph, you shall not have approved or consented to such action in writing.

In the event your employment is terminated without Cause or with Good Reason within 6 months of a Change of Control, you shall receive one year’s compensation of your current base salary. All your unvested stock options previously awarded shall fully vest upon a Change of Control. For purposes of this letter agreement, a Change of Control shall be deemed to have occurred upon:

(i) a sale of all or substantially all of the Company’s assets to an unaffiliated third party;

(ii) a transaction in which any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, who owns less than thirty percent of the Company’s capital stock on the date hereof, becomes the beneficial owner of fifty-five percent or more of the capital stock of the Company; or

(iii) the merger, consolidation, division or other reorganization of the Company in which its stockholders immediately prior to such transaction cease to own beneficially and/or of record more than fifty percent of the issued and outstanding shares of the surviving or new company immediately following such transaction.

This letter agreement will terminate immediately upon your death or disability. For purposes of this letter agreement, disability will be as defined by any applicable policy of disability insurance or, in the absence of such insurance, by the Company’s Board of Directors acting in good faith.

This letter agreement contains the entire agreement between the parties with respect to the matters contained herein, superseding any prior oral or written statements or agreements. The provisions in this letter agreement concerning the payment of your base salary will survive any termination or expiration of this letter agreement. The terms of this letter agreement are severable and may not be amended except in a writing signed by the parties. If any portion of this letter agreement is found to be unenforceable, the rest of this letter agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain. You may not assign your rights and obligations hereunder. This letter agreement will be governed by and construed in all respects in accordance with the laws of the State of Florida, without giving effect to conflicts-of-laws principles.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.

We are looking forward to your joining our organization.

Sincerely yours,

Q.E.P. Co., Inc.

/s/ Lewis Gould
By: Lewis Gould, President

Acknowledged and agreed by:

EMPLOYEE:

/s/ Stuart Fleischer
Stuart Fleischer

Date: July 20, 2006